Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers
Philadelphia Energy Solutions LLC:

We consent to the use of our report dated April 13, 2015 with respect to the consolidated financial statements of Philadelphia Energy Solutions LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013 (Successor), the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 and 2013 (Successor) and the period from September 8, 2012 to December 31, 2012 (Successor), and the related statements of operations and comprehensive income (loss), parent company net investment, and cash flows for the period from January 1, 2012 to September 7, 2012 (Predecessor) included herein the registration statement on Form S-1 of Philadelphia Energy Solutions Inc. to issue Class A common stock, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 13, 2015